Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Tribune Media Company of our report dated February 29, 2016, relating to the consolidated financial statements of Television Food Network, G.P. as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding certain revenue and expense transactions with affiliated companies and an explanatory paragraph regarding Television Food Network, G.P.’s ability to continue as a going concern) included in the Annual Report on Form 10-K of Tribune Media Company for the year ended December 31, 2015, and to the use of our report dated February 29, 2016, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

March 24, 2016